June 24, 2005

Mail Stop 4561

By U.S. Mail

Maurice F. Winkler, III
Chief Executive Officer
Peoples Bancorp
212 West 7th Street
Auburn, IN 46706

	Re:	Peoples Bancorp
		Form 10-K for the year ended September 30, 2004
		Form 10-Q for the period ended December 31, 2004
      File No. 0-18991

Dear Mr. Winkler:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.



      Sincerely,


						Paul Cline
						Senior Accountant


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Maurice F. Winkler, III
Peoples Bancorp
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